                                                                      Exhibit 99
Audit report
JO-ANN STORES, INC. SAVINGS PLAN 401(k)
December 31, 2002 and 2001

JO-ANN STORES, INC. SAVINGS PLAN 401(k)


INDEX


Report of Independent Public Accountants


Financial Statements:

      Statements of Net Assets Available for Benefits as of December 31, 2002 and 2001

      Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2002

      Notes to Financial Statements


Supplemental Schedules as of December 31, 2002:

     Schedule I
        Form 5500, Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

     Schedule II
        Form 5500, Schedule H, Line 4j - Schedule of Reportable Transactions

     Schedule III
        Form 5500, Schedule G, Part III - Schedule of Nonexempt Transactions

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE ADVISORY COMMITTEE OF
JO-ANN STORES, INC. SAVINGS PLAN 401(k)

We have audited the accompanying statements of net assets available for benefits of Jo-Ann Stores, Inc. Savings Plan 401(k) (the "Plan") as of December 31, 2002 and 2001, and the related statement of changes in net assets available for benefits for the year ended December 31, 2002, as listed in the accompanying index. These financial statements and the supplemental schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and supplemental schedules based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2002 and 2001, and the changes in net assets available for benefits for the years ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the financial statements taken as a whole. The supplemental schedule of assets (held at end of year) (Schedule I), schedule of reportable transactions (Schedule II), and schedule of nonexempt transactions (Schedule III) for the year ended December 31, 2002, as listed in the accompanying index, are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements for the year ended December 31, 2002 and, in our opinion, the additional information is fairly stated in all material respects in relation to the basic financial statements taken as a whole.






Cleveland, Ohio                                 /s/ Grant Thornton LLP
June 5, 2003

               Jo-Ann Stores, Inc. Savings Plan 401(k)

           STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                   As of December 31, 2002 and 2001



                                                 2002            2001
                                             ------------    ------------
ASSETS
   Investments, at market:
      Participant directed                   $ 34,788,789    $ 29,895,584
      Nonparticipant directed:
         Company Stock Fund A                  10,742,299       3,587,350
         Company Stock Fund B                   2,093,388         844,007
                                             ------------    ------------

             Total investments, at market      47,624,476      34,326,941

   Receivables:
      Employer contribution                        36,810            --
      Participant contribution                    134,731            --
                                             ------------    ------------

             Total receivables                    171,541            --
                                             ------------    ------------

               Total assets                    47,796,017      34,326,941

LIABILITIES
   Other                                          (14,177)        (12,872)
                                             ------------    ------------

               Total liabilities                  (14,177)        (12,872)
                                             ------------    ------------

                  NET ASSETS AVAILABLE FOR
                      BENEFITS               $ 47,781,840    $ 34,314,069
                                             ============    ============


            The accompanying notes to the financial statements are an
                       integral part of these statements.

                     Jo-Ann Stores, Inc. Savings Plan 401(k)

            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                      For the Year Ended December 31, 2002

                                                                NON-PARTICIPANT DIRECTED
                                                                ------------------------
                                                                COMPANY       COMPANY
                                               PARTICIPANT       STOCK         STOCK
                                                 DIRECTED        FUND A        FUND B            TOTAL
                                               ------------   ------------    --------       ------------
   Increases:
      Investment income                        $    574,769   $      4,216    $       --     $    578,985
      Employee contributions                      3,754,227           --              --        3,754,227
      Employer contributions                           --          877,233            --          877,233
      Rollover contributions                        139,676           --              --          139,676
      Realized gain on sale of investments        1,200,827        858,276          91,197      2,150,300
      Unrealized gain on investments              5,792,896      6,665,714       1,380,142     13,838,752
      Other                                          24,187          1,528             876         26,591
                                               ------------   ------------    ------------   ------------

          Total increases                        11,486,582      8,406,967       1,472,215     21,365,764

   DECREASES:
      Distributions                               3,653,510      1,051,569         219,317      4,924,396
      Administrative expenses                       152,400         29,140           3,358        184,898
      Unrealized loss on sale of investments      2,762,637           --              --        2,762,637
      Other                                          23,658          1,528             876         26,062
                                               ------------   ------------    ------------   ------------

          Total decreases                         6,592,205      1,082,237         223,551      7,897,993
                                               ------------   ------------    ------------   ------------

             NET INCREASE FOR
                THE YEAR                          4,894,377      7,324,730       1,248,664     13,467,771

Net assets - beginning of year                   29,882,712      3,587,350         844,007     34,314,069

Net interfund transfers                             132,254       (132,971)            717           --
                                               ------------   ------------    ------------   ------------

Net assets - end of year                       $ 34,909,343   $ 10,779,109    $  2,093,388   $ 47,781,840
                                               ============   ============    ============   ============

            The accompanying notes to the financial statements are an
                        integral part of this statement.

                     Jo-Ann Stores, Inc. Savings Plan 401(k)

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2002 and 2001



1.  SUMMARY OF PLAN

The original Jo-Ann Stores, Inc. Savings Plan 401(k) (the "Plan"), formally known as the Jo-Ann Stores, Inc. Employees' Savings and Profit Sharing Plan, was adopted as of September 1, 1974, and has been amended on occasion in order to, among other things, maintain compliance with the requirements of the Employee Retirement Income Security Act of 1974 (ERISA). Effective July 1, 1998, employees of the former House of Fabrics, Inc., which was acquired by Jo-Ann Stores, Inc., (the "Company") during 1998, were able to participate in the Plan.

Effective June 1, 2001, the House of Fabrics, Inc. 401(k) Plan ("HOF Plan") was merged with the Plan. The investment options that were offered in the HOF Plan are also available in the Plan. As a result, investments in the HOF Plan were transferred into the same funds that they were invested in prior to the merger.

The principal provisions of the Plan are as follows:

ELIGIBILITY

The Plan was amended effective July 1, 2001. All active employees of the Company and its wholly owned subsidiaries who have completed at least 90 days of service, and are not members of a recognized collective bargaining organization, are eligible to participate in the Plan.

DEFERRED INCOME CONTRIBUTIONS

Plan participants may elect to defer from 1% to 25% of their compensation, subject to an annual limitation under the Internal Revenue Code (IRC), and such amounts will be contributed to the Plan by the Company as deferred income contributions.

EMPLOYER MATCHING CONTRIBUTIONS

The Company will contribute to the Plan, subject to the forfeiture provision outlined below, an adjustable percentage of the deferred income contributions made by participants (up to a 4% employee deferred income contribution), as well as such additional amounts as the Board of Directors may determine. These contributions are allocated among eligible participants after completing one year of service, in proportion to the deferred income contributions made on their behalf for such period and credited to their separate accounts.

The Company's matching contribution can range from 0% to 100% and can be modified prior to the beginning of a month by the Company. For the 2002 and 2001 Plan years, the Company's matching contribution was 50% of the first 4% contributed by participants. Subsequent to March 1, 1999, all Company matching contributions are in the form of common stock of the Company and are invested in the Company Stock Fund A. Prior to that date, the Company's matching contributions were invested in the Company Stock Fund A and Company Stock Fund B based on the employees' elective deferrals in such funds. Effective July 1, 2002, the Plan amended to allow Plan participants who have attained age 55 the ability to invest the Company matching contributions in any of the investment options.

Company contributions are funded only to the extent that they exceed cumulative forfeitures of participants terminated from the Plan. Forfeitures in the amount of $169,295 were utilized to fund Company contributions during 2002. The amount of unutilized forfeitures as of December 31, 2002 was approximately $35,000.

                     Jo-Ann Stores, Inc. Savings Plan 401(k)

                    NOTES TO FINANCIAL STATEMENTS - PAGE TWO

                           December 31, 2002 and 2001



1.  SUMMARY OF PLAN (CONTINUED)

INVESTMENT OF EMPLOYEE CONTRIBUTIONS

Under the Plan, each participant selects the manner in which deferred income contributions to their account are to be invested. With each of the investment accounts there is risk of loss, although the degree varies by the nature of the investment. None of the accounts provide for any guarantee against loss. Participants should refer to the Plan document for a more complete description of the Plan's investment options. Contributions are invested in 1% increments, up to 100%, in any one of the following investment options:

     a. One Group Bond Fund - Investments are made in investment-grade debt securities issued by corporations and obligations of the U.S. Government and its agencies or instrumentalities, as well as foreign debt, dependent upon the prevailing interest rates.

     b. One Group Mid-Cap Value Fund - Investments are made in equity securities valued at price/earnings and price/book ratios below market averages.

     c. AIM Blue Chip Fund - Investments are made in common stocks of domestic, foreign and multi-national companies believed to have long-term growth potential.

     d. AIM Aggressive Growth Fund - Investments are made in small and mid-sized companies that have earnings growth well in excess of the general economy.

     e. Invesco Dynamics Fund - Investments are made in stocks of domestic and international companies with market capitalizations ranging between $2 billion and $15 billion.

     f. Invesco Stable Value Trust - Investments are made in investment contracts issued by insurance companies and banks providing for stability of principal and attractive rates of interest.

     g. Invesco 500 Index Trust - Investments are made in a portfolio of stocks attempting to match the Standard & Poor's 500 index with a rate of return that may fluctuate substantially.

     h. Invesco Conservative Asset Allocation Trust - Investments are made in a conservative combination of stable value, bond and equity funds, seeking a high total return through current income and capital appreciation.

     i. Invesco Moderate Asset Allocation Trust - Investments are made in a moderately aggressive combination of stable value, bond and equity funds, seeking a high total return through current income and capital appreciation.

     j. Invesco Aggressive Asset Allocation Trust - Investments are made in an aggressive combination of stable value, bond and equity funds, seeking a high total return through current income and capital appreciation.

                     Jo-Ann Stores, Inc. Savings Plan 401(k)

                   NOTES TO FINANCIAL STATEMENTS - PAGE THREE

                           December 31, 2002 and 2001



1.  SUMMARY OF PLAN (CONTINUED)

INVESTMENT OF EMPLOYEE CONTRIBUTIONS - CONTINUED

     k. Invesco Structured Small Cap Value Equity Trust - Investments are made in common stocks with market capitalization less than $2 billion.

     l. Janus Worldwide Fund - Investments are made in common stocks of foreign issuers, seeking long-term growth of capital in a manner consistent with the preservation of capital.

     m. American Fundamental Investors Fund - Investments are made in common and preferred stocks, bond funds, and similar securities with fixed income characteristics.

     n. Company Stock Fund A - Investments are made in Jo-Ann Stores, Inc. Class A common stock.

     o. Company Stock Fund B - Investments are made in Jo-Ann Stores, Inc. Class B common stock.

Participants may change their investment election with respect to future contributions on a daily basis.


PAYSOP CONTRIBUTIONS

Prior to February 1, 1987, the Company made PAYSOP contributions to the Stock Ownership Fund for each year in an amount equal to the tax credit available under Section 44G of the IRC. This tax credit was eliminated by the Tax Reform Act of 1986 and, therefore, the Company no longer makes PAYSOP contributions. Distributions of the PAYSOP account balances to terminated participants are made in shares of Company common stock unless otherwise specified by the participant.

VESTING REQUIREMENTS

Participants' deferred income contributions, together with earnings thereon, vest immediately. All other Company contributions, plus earnings thereon, vest over a four-year period based on years of service, as defined by the Plan agreement. A participant's entire interest in the Plan becomes fully vested upon his or her death while employed, attainment of age 65 or permanent and total disability.

BENEFIT PAYMENTS

Upon termination of service, a participant may elect to receive either a lump-sum amount or an installment payment equal to the vested portion of his or her account, as defined by the Plan.

Prior to termination of employment or age 59 1/2, contributions may only be withdrawn in the event of financial hardship as defined by the IRC.

                     Jo-Ann Stores, Inc. Savings Plan 401(k)

                    NOTES TO FINANCIAL STATEMENTS - PAGE FOUR

                           December 31, 2002 and 2001



1.  SUMMARY OF PLAN (CONTINUED)

PARTICIPANT LOANS

Participants may borrow against their vested balances pursuant to the loan provision of the Plan. The maximum loan amount available to a participant is 50% of their vested account balance not to exceed $50,000. The maximum term of a loan is five years. Participant loans are repaid through payroll deductions with interest charged at the prime rate plus one percent.

TRUSTEE'S FEES AND OTHER EXPENSES

Generally, costs incidental to the purchase and sale of securities, such as brokerage commissions and stock transfer taxes, are paid by the respective funds. Other costs and expenses incurred in administering the Plan, including fees of the trustee are generally paid by the Plan. Certain Plan expenses, such as audit fees and database access fees, are paid by the Company.

TERMINATION

Although it has not expressed any intent to do so, the Company, with the approval of the Board of Directors, has the right to discontinue its contributions at any time and to terminate the Plan, subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

2.  SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

The accompanying financial statements are prepared on the accrual basis of accounting.

VALUATION OF INVESTMENTS

The assets included in the statements of net assets available for benefits are stated at their market values as of December 31, 2002 and 2001. Schedule I summarizes the Plan's investments held at December 31, 2002. Assets of the Plan are held in trust by AMVESCAP National Trust Company (the "Trustee") whereby the Trustee acts as custodian of the Plan's investment portfolio.

ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases during the reporting period. Actual results could differ from those estimates.

PRIOR YEAR RECLASSIFICATIONS

Certain prior year financial statement amounts have been reclassified to conform with current year presentation.

                     Jo-Ann Stores, Inc. Savings Plan 401(k)

                    NOTES TO FINANCIAL STATEMENTS - PAGE FIVE

                           December 31, 2002 and 2001


3.  INFORMATION FURNISHED BY TRUSTEE

Under the Plan agreement, the Trustee holds all investment assets, executes all investment transactions, and distributes funds to the Plan participants in accordance with the Plan document. The financial statements have been prepared from investment information and related activity and certified as complete and accurate and furnished by the Trustee.


4.  TAX STATUS

The Internal Revenue Service (IRS) has determined and informed the Company, by letter dated February 20, 1997, that the Plan and related trust are designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving this determination letter. However, the Company currently believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.


5.  INVESTMENTS

The following investments of the Plan exceed 5% of the Plan's net assets available for benefits at December 31, 2002 and 2001.

                                                                    2002             2001
                                                                 ----------      ----------
       One Group Bond Fund                                       $2,985,684      $2,609,932
       AIM Blue Chip Fund                                         4,326,875       5,881,247
       Invesco Stable Value Trust                                 7,939,143       6,091,704
       Invesco 500 Index Trust                                    5,044,595       7,414,865
       Jo-Ann Stores, Inc. Class A common stock                  18,316,686       6,445,726
       Jo-Ann Stores, Inc. Class B common stock                   4,636,415       1,900,653


6.  PARTY-IN-INTEREST TRANSACTIONS

During the years ended December 31, 2002 and 2001, there were no prohibited transactions with a party-in-interest, as defined by ERISA, except as presented in Schedule III.

                                                                      SCHEDULE I
                   Jo-Ann Stores, Inc. Savings Plan 401(k)

                       FORM 5500, SCHEDULE H, LINE 4i -
                   SCHEDULE OF ASSETS (HELD AT END OF YEAR)

                              December 31, 2002

                  Employer Identification Number: 34-0720629
                               Plan Number: 001

                                                                                                                  MARKET
                                    Issuer                                                   Cost                 Value
-------------------------------------------------------------------------------         ----------------     -----------------
NON-PARTICIPANT DIRECTED FUNDS:
*  Jo-Ann Stores, Inc. Class A Common Stock                                                 $ 5,078,067          $ 10,742,299
*  Jo-Ann Stores, Inc. Class B Common Stock                                                   1,247,651             2,093,388
                                                                                        ----------------     -----------------

            TOTAL NON-PARTICIPANT DIRECTED FUNDS                                              6,325,718            12,835,687

PARTICIPANT DIRECTED FUNDS:
   One Group Bond Fund                                                                        n/a                   2,985,684
   One Group Mid-Cap Value Fund                                                               n/a                     170,339
   AIM Blue Chip Fund                                                                         n/a                   4,326,875
   AIM Aggressive Growth Fund                                                                 n/a                      88,931
*  Invesco Dynamics Fund                                                                      n/a                     767,817
*  Invesco Stable Value Trust                                                                 n/a                   7,939,143
*  Invesco 500 Index Trust                                                                    n/a                   5,044,595
*  Invesco Conservative Asset Allocation Trust                                                n/a                     347,911
*  Invesco Moderate Asset Allocation Trust                                                    n/a                     464,718
*  Invesco Aggressive Asset Allocation Trust                                                  n/a                     280,873
*  Invesco Structured Small Cap Value Equity Trust                                            n/a                     252,432
   Janus Worldwide Fund                                                                       n/a                     989,676
   American Fundamental Investors Fund                                                        n/a                     137,816
                                                                                                             -----------------

        Total Mutual Funds                                                                    n/a                  23,796,810

*  Participant Loan Fund (interest rates varying from 5.25% to 10.50%)                        n/a                     874,565

*  Jo-Ann Stores, Inc. Class A Common Stock                                                   n/a                   7,574,387
*  Jo-Ann Stores, Inc. Class B Common Stock                                                   n/a                   2,543,027
                                                                                                             -----------------

            TOTAL PARTICIPANT DIRECTED FUNDS                                                                       34,788,789
                                                                                                             -----------------

                                                             TOTAL INVESTMENTS                                   $ 47,624,476
                                                                                                             =================

            *  Represents party-in-interest



            The accompanying notes to the financial statements are an
                        integral part of this schedule.

                                                                     SCHEDULE II


                     Jo-Ann Stores, Inc. Savings Plan 401(k)

                        FORM 5500, SCHEDULE H, LINE 4j -
                       SCHEDULE OF REPORTABLE TRANSACTIONS

                      For the Year Ended December 31, 2002

                   Employer Identification Number: 34-0720629
                                Plan Number: 001



Aggregate of transactions involving the same security exceeding 5% of beginning current value of plan assets:


                                               Purchase            Selling
       Description of Asset                      Price               Price              Cost of Asset            Net Gain
------------------------------------      ------------------   -----------------    --------------------   -------------------
* Jo-Ann Stores, Inc.
     Class A Common Stock                       $ 3,280,652         $ 5,204,177             $ 2,693,240           $ 2,510,937

* Jo-Ann Stores, Inc.
     Class B Common Stock                       $ 1,286,495         $ 1,977,188             $ 1,105,938             $ 871,250



 * Represents a party-in-interest



            The accompanying notes to the financial statements are an
                        integral part of this schedule.

                                                                    SCHEDULE III


                     Jo-Ann Stores, Inc. Savings Plan 401(k)

                        FORM 5500, SCHEDULE G, PART III -
                       SCHEDULE OF NONEXEMPT TRANSACTIONS

                      For the Year Ended December 31, 2002

                   Employer Identification Number: 34-0720629
                                Plan Number: 001



                            Relationship
                              to Plan                                                                                   Interest
                            Employer or                                                               Employee         Incurred on
      Identity of           Other Party                                                             Contribution          Late
    Party Involved          in Interest                   Description of Transaction                   Amount         Contribution
------------------------  -----------------   ---------------------------------------------------  ----------------   ------------
*  Jo-Ann Stores, Inc.        Sponsor         Employee contributions not timely remitted to
                                              the Plan as follows:
                                                 Employee contribution withheld on May 24,
                                                   2002, employer deposited contribution on
                                                   June 25, 2002                                        $ 1,278          $ 1,738
                                                 Employee contribution withheld on August 23,
                                                   2002, employer deposited contribution on
                                                   March 19, 2003                                       $ 1,143             $ 76


     * Represents a party-in-interest


     The Company intends to deposit the above interest incurred on the late contributions. The Company also intends to file a Form 5330 with the IRS.




            The accompanying notes to the financial statements are an
                        integral part of this schedule.